As filed with the Securities and Exchange Commission on March 28, 2011

Registration No. 333-173131

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-173131

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANDREA ELECTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	11-0482020
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

620 Johnson Avenue Suite 1B, Bohemia, New York 11716

(Address, including zip code, of principal executive offices)

(631) 719-1800

(Telephone number, including area code)

Andrea Electronics Corporation 2006 Equity Compensation Plan

(Full title of the plans)

Douglas J. Andrea

Chairman of the Board, President and Chief Executive Officer
Andrea Electronics Corporation
620 Johnson Avenue Suite 1B

Bohemia, New York 11716
(631) 719-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Abby E. Brown, Esq.

Squire Patton Boggs (US) LLP
2550 M Street, Northwest

Washington, DC 20037
(202) 457-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Andrea Electronics Corporation, a New York corporation (the “Company”), to deregister all shares of the Company’s common stock, par value $0.01 per share (the “Shares”), remaining unissued under Registration Statement No. 333-173131 on Form S-8, pertaining to the registration of 8,000,000 Shares issuable under the Andrea Electronics Corporation 2006 Equity Compensation Plan (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission.

The Company has voluntarily terminated all offerings of the Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but that remain unsold at the termination of the offering, the Company hereby removes from registration any and all Shares registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on the 10th day of February, 2023.

ANDREA ELECTRONICS CORPORATION

/s/ DOUGLAS J. ANDREA
Douglas J. Andrea Chairman of the Board, President, Chief Executive Officer and Corporate Secretary